EVERTEC GROUP, LLC

Cupey Center Building

Road 176, Kilometer 1.3

San Juan, Puerto Rico 00926

March 14, 2013

VIA EDGAR

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Re:	Notice of Disclosure Filed in Exchange Act Annual Report under
Section 219 of the Iran Threat Reduction and Syria Human Rights Act of 2012
and Section 13(r) of the Exchange Act

Ladies and Gentlemen:

Pursuant to Section 219 of the Iran Threat Reduction and Syria Human Rights Act of 2012 and Section 13(r) of the Securities Exchange Act of 1934, as amended, notice is hereby provided that EVERTEC Group, LLC has made disclosure pursuant to such provisions in its Annual Report on Form 10-K for the fiscal year ended December 31, 2012, which was filed with the U.S. Securities and Exchange Commission on March 14, 2013. This disclosure can be found on page 23 of the Annual Report on Form 10-K and is incorporated by reference herein.

Very truly yours,

EVERTEC Group, LLC

By: /s/ Juan J. Román

       Name:  Juan J. Román

       Title:    CFO